Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138340
Prospectus

Odyssey Re Holdings Corp.

2,900,000 Common Shares

The selling shareholder named in this prospectus may offer and sell, from time to time in one or more offerings, up to 2,900,000 of our common shares. We will not receive any proceeds from any sale of shares by the selling shareholder. The selling shareholder, directly or through an affiliate, intends to use the proceeds received in such sales to purchase an equal number of our common shares in the open market or in privately negotiated transactions. These purchases by the selling shareholder or its affiliate could have the effect of materially increasing the market price of our common shares above the price that would otherwise prevail. See “Plan of Distribution.”

Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in any accompanying prospectus supplement. We urge you to read carefully this prospectus and, if applicable, the accompanying prospectus supplement, before you make your investment decision.

Our common shares trade on the New York Stock Exchange under the symbol “ORH.” On April 11, 2008, the last reported sale price of our common shares on the NYSE was $36.69.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling shareholder have authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the selling shareholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, or any documents incorporated by reference herein or therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise or otherwise as expressly stated, the terms “we,” “our,” “us,” “OdysseyRe” and the “Company” refer to Odyssey Re Holdings Corp., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process the selling shareholder may sell in one or more offerings up to 2,900,000 of our common shares that were received by the selling shareholder in exchange for 3.15% exchangeable notes due November 19, 2009 issued by Fairfax Financial (US) LLC that were exchangeable into our common shares. Each time the selling shareholder sells our common shares, such selling shareholder is required to provide you with a copy of this prospectus, and, in some cases, a prospectus supplement as discussed below.

PROSPECTUS SUPPLEMENT

In some cases, the selling shareholder will provide a prospectus supplement that will contain specific information about the sale of our common shares. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement, if any, to be attached to the front of this prospectus may describe, as applicable: the initial public offering price, the price paid for the securities, the net proceeds to the selling shareholder and the other specific terms related to the offering of these securities.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. Any prospectus supplement will be deemed to be a part of, and will be included in, the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, DC 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like OdysseyRe, that file electronically with the SEC. The address of the site is www.sec.gov.

You can also inspect reports, proxy statements and other information about OdysseyRe at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus.

The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus:

•	Proxy Statement related to our annual general meeting to be held on or about April 23, 2008;

•	Annual Report on Form 10-K for the period ended December 31, 2007; and

•	The description of our common shares that is contained in our Registration Statement on Form 8-A filed on June 8, 2001.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations
Odyssey Re Holdings Corp.
300 First Stamford Place
Stamford, Connecticut 06902
Tel: (203) 977-8000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

You may also obtain these filings from our website at www.odysseyre.com. Except for the documents specifically incorporated by reference in the prospectus, the information contained on our website does not constitute a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In connection with, and because the Company desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements contained in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.

We have included in this prospectus, and from time to time our management may make, written or oral statements that may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate to, among other things, our plans and objectives for future operations. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement, include, but are not limited to:

•	a reduction in net income if our loss reserves are insufficient;

•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates;

•	the lowering or loss of one of our financial or claims-paying ratings, including those of our subsidiaries;

•	an inability to realize our investment objectives;

•	the risk that the current governmental investigations or related proceedings involving the Company might impact us adversely;

•	the risk that ongoing regulatory developments will disrupt our business or mandate changes in industry practices in a fashion that increases our costs or requires us to alter aspects of the way we conduct our business;

•	a decrease in the level of demand for our reinsurance or insurance business, or increased competition in the industry;

•	emerging claim and coverage issues, which could expand our obligations beyond the amount we intend to underwrite;

•	a change in the requirements of one or more of our current or potential customers relating to counterparty financial strength, claims-paying ratings, or collateral requirements;

•	actions of our competitors, including industry consolidation, and increased competition from alternative sources of risk management products, such as the capital markets;

•	risks relating to our controlling shareholder’s ability to determine the outcome of our corporate actions requiring board or shareholder approval;

•	risks relating to our ability to raise additional capital if it is required;

•	risks related to covenants in our debt agreements;

•	our inability to access our subsidiaries’ cash;

•	loss of services of any of our key employees;

•	risks related to our use of reinsurance brokers;

•	changes in economic conditions, including interest rate, currency, equity and credit conditions which could affect our investment portfolio;

•	failure of our reinsurers to honor their obligations to us;

•	risks associated with the growth of our specialty insurance business and the development of our infrastructure to support this growth;

•	operational and financial risks relating to our utilization of program managers, third-party administrators, and other vendors to support our specialty insurance operations;

•	the passage of federal or state legislation subjecting our business to additional supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate;

•	risks related to our computer and data processing systems; and

•	acts of war, terrorism or political unrest.

The words “believe,” “anticipate,” “project,” “expect,” “intend,” “will likely result,” “will seek to” or “will continue” and similar expressions identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement some important factors that could cause our actual results to differ materially from our expectations, including factors discussed in the section titled “Risk Factors” in this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

OdysseyRe is a leading underwriter of reinsurance, providing a full range of property and casualty products on a worldwide basis. We offer both treaty and facultative reinsurance to property and casualty insurers and reinsurers. We also write insurance business, primarily focused on liability lines, in the United States and London. Our global presence is established through 13 offices, with principal locations in the United States, London, Paris, Singapore, Toronto and Latin America.

We had gross premiums written of $2.3 billion in 2007 and our shareholders’ equity as of December 31, 2007 was $2.7 billion. For the year ended December 31, 2007, reinsurance represented 67.7% of our gross premiums written, and primary insurance represented the remainder, or 32.3%.

We were incorporated in Delaware on March 21, 2001. Our principal executive office is located at 300 First Stamford Place, Stamford, Connecticut 06902. Our telephone number is (203) 977-8000.

RISK FACTORS

The following are some of the risks associated with our business. You should also refer to the other information in or incorporated by reference into this prospectus, including the financial statements and accompanying notes thereto incorporated by reference in this prospectus.

Risks Relating to Our Business

Our actual claims may exceed our claim reserves, causing us to incur losses we did not anticipate.

Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we reinsure or insure. If we fail to accurately assess the risks we assume, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could have a material adverse effect on our financial condition or reduce our net income.

As of December 31, 2007, we had net unpaid losses and loss adjustment expenses of $4,475.6 million. We incurred losses and loss adjustment expenses related to prior years of $40.5 million, $139.9 million and $172.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Reinsurance and insurance claim reserves represent estimates, involving actuarial and statistical projections at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred. The process of establishing loss reserves is complex and imprecise because it is subject to variables that are influenced by significant judgmental factors. We utilize both proprietary and commercially available actuarial models as well as our historical and industry loss development patterns to assist in the establishment of appropriate claim reserves. In contrast to casualty losses, which frequently can be determined only through lengthy and unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period of time. Nevertheless, for both casualty and property losses, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements.

In addition, because we, like other reinsurers, do not separately evaluate each of the individual risks assumed under our reinsurance treaties, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. If our claim reserves are determined to be inadequate, we will be required to increase claim reserves with a corresponding reduction in our net income in the period in which the deficiency is recognized. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations in a particular period or our financial condition.

Even though most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies.

Unpredictable natural and man-made catastrophic events could cause unanticipated losses and reduce our net income.

Catastrophes can be caused by various events, including natural events such as hurricanes, windstorms, earthquakes, hailstorms, severe winter weather and fires, and unnatural events such as acts of war, terrorist attacks, explosions and riots. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, windstorms and earthquakes may produce significant damage in large, heavily populated areas. Most of our past catastrophe-related claims have resulted from severe storms. Catastrophes can cause losses in a variety of property and casualty lines for which we provide insurance or reinsurance.

Insurance companies are not permitted to reserve for a catastrophe unless it has occurred. It is therefore possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon our results of operations and financial condition. It is possible that our models have not adequately captured some catastrophe risks or other risks. We believe it is impossible to completely eliminate our exposure to unforeseen or unpredictable events.

If we are unable to maintain a favorable financial strength rating, certain existing business may be subject to termination, and it may be more difficult for us to write new business.

Rating agencies assess and rate the claims-paying ability of reinsurers and insurers based upon criteria established by the rating agencies. Periodically the rating agencies evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us. The claims-paying ability ratings assigned by rating agencies to reinsurance or insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. Ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security. In the event our companies were to be downgraded by any or all of the rating agencies, some of our business would be subject to provisions which could cause, among other things, early termination of contracts, or a requirement to post collateral at the direction of our counterparty. We cannot precisely estimate the amount of premium that would be at risk to such a development, or the amount of additional collateral that might be required to maintain existing business, as these amounts would depend on the particular facts and circumstances at the time, including the degree of the downgrade, the time elapsed on the impacted in-force policies, and the effects of any related catastrophic event on the industry generally. We cannot assure you that our premiums would not decline, or that our profitability would not be affected, perhaps materially, following a ratings downgrade.

Our principal operating subsidiaries maintain a rating of “A” (Excellent) from A.M. Best, an “A–” (Strong) counterparty credit and financial strength rating from Standard & Poor’s and an “A3” (Good) financial strength rating from Moody’s. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of reinsurers.

The ratings by these agencies of our principal operating subsidiaries may be based on a variety of factors, many of which are outside of our control, including, but not limited to, the financial condition of Fairfax Financial Holdings Limited (“Fairfax”), our majority shareholder, and its other subsidiaries and affiliates, the financial condition or actions of parties from which we have obtained reinsurance and factors relating to the sectors in which we or they conduct business, and the statutory surplus of our operating subsidiaries, which is adversely affected by underwriting losses and dividends paid by them to us. A downgrade of any of the debt or other ratings of Fairfax, or of any of Fairfax’s other subsidiaries or affiliates, or a deterioration in the financial markets’ view of any of these entities, could have a negative impact on our ratings.

If we are unable to realize our investment objectives, our business, financial condition or results of operations may be adversely affected.

Investment returns are an important part of our overall profitability and our operating results depend in part on the performance of our investment portfolio. Accordingly, fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. We derive our investment income from interest and dividends, together with realized gains or losses primarily arising from the sale of investments and the mark-to-market on derivative securities. The portion derived from realized gains generally fluctuates from year to year. For the years ended December 31, 2007, 2006 and 2005, net realized gains accounted for 62.1%, 28.0% and, 21.4%, respectively, of our total investment income (including realized gains and losses). Realized gains are typically a less predictable source of income than interest and dividends, particularly in the short term. We from time to time invest in derivative securities, which may be subject to significant mark-to-market accounting adjustments from period to period. These securities may subject our income statement and balance sheet to significant volatility.

The return on our portfolio and the risks associated with our investments are also affected by our asset mix, which can change materially depending on market conditions. Investments in cash, cash equivalents or short-term investments generally produce a lower return than other investments. As of December 31, 2007, 17.8%, or $1.4 billion, of our invested assets were held in cash and short-term investments pending our identifying suitable opportunities for reinvestment in line with our long-term value-oriented investment philosophy.

The volatility of our claims submissions may force us to liquidate securities, which may cause us to incur realized investment losses. If we structure our investments improperly relative to our liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from an other-than-temporary decline in value could significantly decrease our assets, thereby affecting our ability to conduct business.

The ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors can also adversely affect the equities markets and, consequently, the value of the equity securities we own. In addition, defaults by issuers and counterparties who fail to pay or perform on their obligations could reduce our investment income and realized investment gains, or result in investment losses. We may not be able to realize our investment objectives, which could reduce our net income significantly and adversely affect our business, financial condition or results of operations.

Investigations by U.S. government authorities may adversely affect us.

On September 7, 2005, we announced that we had been advised by Fairfax that it had received a subpoena from the Securities and Exchange Commission (“SEC”) requesting documents regarding any non-traditional insurance and reinsurance transactions entered into or offered by Fairfax and any of its affiliates, which included OdysseyRe. The United States Attorney’s Office for the Southern District of New York is reviewing documents provided to the SEC in response to the subpoena, and is participating in the investigation into these matters. In addition, we provided information and made a presentation to the SEC and the U.S. Attorney’s office relating to the restatement of our financial results announced by us on February 9, 2006 and responded to questions with respect to transactions that were part of the restatement. This inquiry is ongoing, and we are cooperating fully in addressing our obligations under this subpoena. Fairfax, and Fairfax’s chairman and chief executive officer, V. Prem Watsa, who is also the chairman of OdysseyRe, have received subpoenas from the SEC in connection with the answer to a question on Fairfax’s February 10, 2006 investor conference call concerning the review of Fairfax’s finite contracts. Our independent registered public accountants and our chief financial officer prior to March 2005 have each received a subpoena relating to the above matters.

We cannot assure you that we will not be subject to further requests or other regulatory proceedings of a similar kind. It is possible that other governmental and enforcement agencies will seek to review this information as well, or that we, or other parties with whom we interact, such as customers or shareholders, may become subject to direct requests for information or other inquiries by such agencies.

At the present time, we cannot predict the outcome of these matters or the ultimate effect on our consolidated financial statements, which effect could be material and adverse. The financial cost to us to address these matters has been and may continue to be significant. These matters may continue to require significant management attention, which could divert management’s attention away from our business. Our business, or the market price for our securities, also could be materially adversely affected by negative publicity related to this inquiry or similar proceedings, if any.

Certain business practices of the insurance industry have become the subject of investigations by government authorities and the subject of class action litigation.

In recent years, the insurance industry has been the subject of a number of investigations, and increasing litigation and regulatory activity by various insurance, governmental and enforcement authorities, concerning certain practices within the industry. These practices include the payment of contingent commissions by insurance companies to insurance brokers and agents and the extent to which such compensation has been disclosed, the solicitation and provision of fictitious or inflated quotes, the alleged illegal tying of the placement of insurance business to the purchase of reinsurance, and the sale and purchase of finite reinsurance or other non-traditional or loss mitigation insurance products and the accounting treatment for those products. We have received inquiries and informational requests from insurance departments in certain states in which our insurance subsidiaries operate. We cannot predict at this time the effect that current investigations, litigation and regulatory activity will have on the insurance or reinsurance industry or our business. Our involvement in any investigations and related lawsuits would cause us to incur legal costs and, if we were found to have violated any laws, we could be required to pay fines and damages, perhaps in material amounts. In addition, we could be materially adversely affected by the negative publicity for the insurance industry related to these proceedings, and by any new industry-wide regulations or practices that may result from these proceedings. It is possible that these investigations or related regulatory developments will mandate changes in industry practices in a fashion that increases our costs of doing business or requires us to alter aspects of the manner in which we conduct our business.

We operate in a highly competitive environment which could make it more difficult for us to attract and retain business.

The reinsurance industry is highly competitive. We compete, and will continue to compete, with major United States and non-United States reinsurers and certain underwriting syndicates and insurers, some of which have greater financial, marketing and management resources than we do. In addition, we may not be aware of other companies that may be planning to enter the reinsurance market or existing reinsurers that may be planning to raise additional capital. Competition in the types of reinsurance business that we underwrite is based on many factors, including premiums charged and other terms and conditions offered, services provided, financial ratings assigned by independent rating agencies, speed of claims payment, reputation, perceived financial strength and the experience of the reinsurer in the line of reinsurance to be written. Increased competition could cause us and other reinsurance providers to charge lower premium rates and obtain less favorable policy terms, which could adversely affect our ability to generate revenue and grow our business.

We also are aware that other financial institutions, such as banks, are now able to offer services similar to our own. In addition, in recent years we have seen the creation of alternative products from capital market participants that are intended to compete with reinsurance products. We are unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

Our primary insurance is a business segment that is growing, and the primary insurance business is also highly competitive. Primary insurers compete on the basis of factors including selling effort, product, price, service and financial strength. We seek primary insurance pricing that will result in adequate returns on the capital allocated to our primary insurance business. Our business plans for these business units could be adversely impacted by the loss of primary insurance business to competitors offering competitive insurance products at lower prices. This competition could affect our ability to attract and retain business.

Emerging claim and coverage issues could adversely affect our business.

Unanticipated developments in the law as well as changes in social and environmental conditions could result in unexpected claims for coverage under our insurance and reinsurance contracts. These developments and changes may adversely affect us, perhaps materially. For example, we could be subject to developments that impose additional coverage obligations on us beyond our underwriting intent, or to increases in the number or size of claims to which we are subject. With respect to our casualty businesses, these legal, social and environmental changes may not become apparent until some time after their occurrence. Our exposure to these uncertainties could be exacerbated by the increased willingness of some market participants to dispute insurance and reinsurance contract and policy wordings.

The full effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict. As a result, the full extent of our liability under our coverages, and in particular our casualty insurance policies and reinsurance contracts, may not be known for many years after a policy or contract is issued. Our exposure to this uncertainty will grow as our “long-tail” casualty businesses grow, because in these lines of business claims can typically be made for many years, making them more susceptible to these trends than in the property insurance business, which is more typically “short-tail.” In addition, we could be adversely affected by the growing trend of plaintiffs targeting participants in the property-liability insurance industry in purported class action litigation relating to claim handling and other practices.

If our current and potential customers change their requirements with respect to financial strength, claims paying ratings or counterparty collateral requirements, our profitability could be adversely affected.

Insureds, insurers and insurance and reinsurance intermediaries use financial ratings as an important means of assessing the financial strength and quality of insurers and reinsurers. In addition, the rating of a company purchasing reinsurance may be affected by the rating of its reinsurer. For these reasons, credit committees of insurance and reinsurance companies regularly review and in some cases revise their requirements with respect to the insurers and reinsurers from whom they purchase insurance and reinsurance.

If one or more of our current or potential customers were to raise their minimum required financial strength or claims paying ratings above the ratings held by us or our insurance and reinsurance subsidiaries, or if they were to materially increase their collateral requirements, the demand for our products could be reduced, our premiums could decline, and our profitability could be adversely affected.

Consolidation in the insurance industry could lead to lower margins for us and less demand for our reinsurance products.

Many insurance industry participants are consolidating to enhance their market power. These entities may try to use their market power to negotiate price reductions for our products and services. If competitive pressures compel us to reduce our prices, our operating margins would decrease. As the insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, further reducing our operating margins. In addition, insurance companies that merge may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

A change in demand for reinsurance and insurance could lead to reduced premium rates and less favorable contract terms, which could reduce our net income.

Historically, we have experienced fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic conditions. In addition, the larger insurers created by the consolidation discussed above may require less reinsurance. The supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the reinsurance industry. It is possible that premium rates or other terms and conditions of trade could vary in the future, that the present level of demand will not continue or that the present level of supply of reinsurance could increase as a result of capital provided by recent or future market entrants or by existing reinsurers.

General pricing across the industry and other terms and conditions have become less favorable than they have been in the recent past, the degree to which varies by class of business and region. All of these factors can reduce our profitability and we have no way to determine to what extent they will impact us in the future.

Fairfax Financial Holdings Limited owns a majority of our common shares and can determine the outcome of our corporate actions requiring board or shareholder approval.

As of December 31, 2007, Fairfax beneficially owned, through wholly-owned subsidiaries, 61.0% of our outstanding common shares. Consequently, Fairfax can determine the outcome of our corporate actions requiring board or shareholder approval, such as:

•	appointing officers and electing members of our Board of Directors;

•	adopting amendments to our charter documents; and

•	approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.

In addition, Fairfax has provided us, and continues to provide us, with certain services for which it receives customary compensation. Through various subsidiaries, Fairfax engages in the business of underwriting insurance as well as other financial services; and from time to time, we may engage in transactions with those other businesses in the ordinary course of business under market terms and conditions. All of our directors other than Andrew Barnard, Peter Bennett, Patrick Kenny and Paul Wolff are directors or officers of Fairfax or certain of its subsidiaries. Conflicts of interest could arise between us and Fairfax or one of its other subsidiaries, and any conflict of interest may be resolved in a manner that does not favor us.

Fairfax has stated that it intends to retain control of us. In order to retain control, Fairfax may decide not to enter into a transaction in which our shareholders would receive consideration for their shares that is much higher than the cost of their investment in our common shares or the then current market price of our common shares. Any decision regarding the ownership of us that Fairfax may make at some future time will be in its absolute discretion.

We may require additional capital in the future, which may not be available or may be available only on unfavorable terms.

Our capital requirements depend on many factors, including our ability to write business, and rating agency capital requirements. To the extent that our existing capital is insufficient to meet these requirements, we may need to raise additional funds through financings. Any financing, if available at all, may be on terms that are not favorable to us. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected.

Failure to comply with the covenants in our credit facility could have an adverse effect on our financial condition.

The current agreement governing our $200 million bank credit facility contains certain covenants that limit our ability to, among other things, borrow money, make particular types of investments or other restricted payments, sell assets, merge or consolidate. This agreement also requires us to maintain specific financial ratios. If we fail to comply with these covenants or meet these financial ratios, the lenders under our credit facility could declare a default and demand immediate repayment of all amounts owed to them.

We are a holding company and are dependent on dividends and other payments from our operating subsidiaries, which are subject to dividend restrictions.

We are a holding company, and our principal source of funds is cash dividends and other permitted payments from our operating subsidiaries, principally Odyssey America Reinsurance Corporation. If we are unable to receive dividends from our operating subsidiaries, or if they are able to pay only limited amounts, we may be unable to pay dividends or make payments on our indebtedness. The payment of dividends by our operating subsidiaries is subject to restrictions set forth in the insurance laws and regulations of Connecticut, Delaware, New York and the United Kingdom. See “Item 1. Business — Regulatory Matters — Regulation of Insurers and Reinsurers — Dividends.” in our Annual Report on Form 10-K for the year ended December 31, 2007 incorporated herein by reference.

Our business could be adversely affected by the loss of one or more key employees.

We are substantially dependent on a small number of key employees, in particular Andrew Barnard, Michael Wacek and R. Scott Donovan. We believe that the experience and reputations in the reinsurance industry of Messrs. Barnard, Wacek and Donovan are important factors in our ability to attract new business. We have entered into employment agreements with Messrs. Barnard, Wacek and Donovan. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of Messrs. Barnard, Wacek or Donovan, or any other key employee, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. We do not currently maintain key employee insurance with respect to any of our employees.

Our business is primarily dependent upon a limited number of unaffiliated reinsurance brokers and the loss of business provided by them could adversely affect our business.

We market our reinsurance products worldwide primarily through reinsurance brokers, as well as directly to our customers. Five reinsurance brokerage firms accounted for 64.3% of our reinsurance gross premiums written for the year ended December 31, 2007. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

Our reliance on payments through reinsurance brokers exposes us to credit risk.

In accordance with industry practice, we frequently pay amounts owing in respect of claims under our policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker fails to make such a payment, depending on the jurisdiction, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for such policies to reinsurance brokers for payment over to us, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received such premiums. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

We may be adversely affected by foreign currency fluctuations.

Our reporting currency is the United States dollar. A portion of our premiums are written in currencies other than the United States dollar and a portion of our loss reserves are also in foreign currencies. Moreover, we maintain a portion of our investments in currencies other than the United States dollar. We may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could adversely affect our operating results.

We may not be able to alleviate risk successfully through retrocessional arrangements and we are subject to credit risks with respect to our retrocessionaires.

We attempt to limit our risk of loss through retrocessional arrangements, reinsurance agreements with other reinsurers referred to as retrocessionaires. The availability and cost of retrocessional protection is subject to market conditions, which are beyond our control. As a result, we may not be able to successfully alleviate risk through retrocessional arrangements. In addition, we are subject to credit risk with respect to our retrocessions because the ceding of risk to retrocessionaires does not relieve us of our liability to the companies we reinsured.

We purchase reinsurance coverage to insure against a portion of our risk on policies we write directly. We expect that limiting our insurance risks through reinsurance will continue to be important to us. Reinsurance does not affect our direct liability to our policyholders on the business we write. A reinsurer’s insolvency or inability or unwillingness to make timely payments under the terms of its reinsurance agreements with us could have a material adverse effect on us. In addition, we cannot assure you that reinsurance will remain available to us to the same extent and on the same terms as are currently available.

The growth of our primary insurance business, which is regulated more comprehensively than reinsurance, increases our exposure to adverse political, judicial and legal developments.

Hudson Insurance Company (“Hudson”), which is licensed to write insurance in 49 states and the District of Columbia on an admitted basis, is subject to extensive regulation under state statutes that delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors, and relates to such matters as: rate setting; limitations on dividends and transactions with affiliates; solvency standards which must be met and maintained; the licensing of insurers and their agents; the examination of the affairs of insurance companies, which includes periodic market conduct examinations by the regulatory authorities; annual and other reports, prepared on a statutory accounting basis; establishment and maintenance of reserves for unearned premiums and losses; and requirements regarding numerous other matters. We could be required to allocate considerable time and resources to comply with these requirements, and could be adversely affected if a regulatory authority believed we had failed to comply with applicable law or regulation. We plan to grow Hudson’s business and, accordingly, expect our regulatory burden to increase.

Our utilization of program managers and other third parties to support our business exposes us to operational and financial risks.

Our primary insurance operations rely on program managers, and other agents and brokers participating in our programs, to produce and service a substantial portion of our business in this segment. In these arrangements, we typically grant the program manager the right to bind us to newly issued insurance policies, subject to underwriting guidelines we provide and other contractual restrictions and obligations. Should our managers issue policies that contravene these guidelines, restrictions or obligations, we could nonetheless be deemed liable for such policies. Although we would intend to resist claims that exceed or expand on our underwriting intention, it is possible that we would not prevail in such an action, or that our program managers would be unable to substantially indemnify us for their contractual breach. We also rely on our managers, or other third parties we retain, to collect premiums and to pay valid claims. This exposes us to their credit and operational risk, without necessarily relieving us of our obligations to potential insureds. We could also be exposed to potential liabilities relating to the claims practices of the third party administrators we have retained to manage claims activity that we expect to arise in our program operations. Although we have implemented monitoring and other oversight protocols, we cannot assure you that these measures will be sufficient to alleviate all of these exposures.

We are also subject to the risk that our successful program managers will not renew their programs with us. Our contracts are generally for defined terms of as little as one year, and either party can cancel the contract in a relatively short period of time. We cannot assure you that we will retain the programs that produce profitable business or that our insureds will renew with us. Failure to retain or replace these producers would impair our ability to execute our growth strategy, and our financial results could be adversely affected.

Our business could be adversely affected as a result of political, regulatory, economic or other influences in the insurance and reinsurance industries.

The insurance industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Federal and state legislatures have periodically considered programs to reform or amend the United States insurance system at both the federal and state level. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions, including the United States and various states in the United States.

Changes in current insurance regulation may include increased governmental involvement in the insurance industry or may otherwise change the business and economic environment in which insurance industry participants operate. In the United States, for example, the states of Hawaii and Florida have implemented arrangements whereby property insurance in catastrophe prone areas is provided through state-sponsored entities. The California Earthquake Authority, the first privately financed, publicly operated residential earthquake insurance pool, provides earthquake insurance to California homeowners.

Such changes could cause us to make unplanned modifications of products or services, or may result in delays or cancellations of sales of products and services by insurers or reinsurers. Insurance industry participants may respond to changes by reducing their investments or postponing investment decisions, including investments in our products and services. We cannot predict the future impact of changing law or regulation on our operations; any changes could have a material adverse effect on us or the insurance industry in general.

Increasingly, governmental authorities in both the U.S. and worldwide appear to be interested in the potential risks posed by the reinsurance industry as a whole, and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, we believe it is likely there will be increased regulatory intervention in our industry in the future.

For example, we could be adversely affected by governmental or regulatory proposals that:

•	provide insurance and reinsurance capacity in markets and to consumers that we target;

•	require our participation in industry pools and guaranty associations;

•	mandate the terms of insurance and reinsurance policies; or

•	disproportionately benefit the companies of one country or jurisdiction over those of another.

Our computer and data processing systems may fail or be perceived to be insecure, which could adversely affect our business and damage our customer relationships.

Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for writing business, as well as to process and make claims payments. We have a highly trained staff that is committed to the continual development and maintenance of these systems. However, the failure of these systems could interrupt our operations or materially impact our ability to rapidly evaluate and commit to new business opportunities. If sustained or repeated, a system failure could result in the loss of existing or potential business relationships, or compromise our ability to pay claims in a timely manner. This could result in a material adverse effect on our business results.

Our insurance may not adequately compensate us for material losses that may occur due to disruptions in our service as a result of computer and data processing systems failure. We do not maintain redundant systems or facilities for all of our services.

In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential information regarding our business dealings in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of security could deter people from conducting transactions that involve transmitting confidential information to our systems. Therefore, it is critical that these facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

Risks Related to Our Common Shares

Because our controlling shareholder intends to retain control, you may be unable to realize a gain on your investment in our common shares in connection with an acquisition bid.

Fairfax, through certain of its subsidiaries, owned 61.0% of our outstanding common shares as of December 31, 2007. Consequently, Fairfax is in a position to determine the outcome of corporate actions requiring board or shareholder approval, including:

•	appointing officers and electing members of our Board of Directors;

•	adopting amendments to our charter documents; and

•	approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.

All of our directors other than Andrew Barnard, Peter Bennett, Patrick Kenny and Paul Wolff are directors or officers of Fairfax or certain of its subsidiaries. Conflicts of interest could arise between us and Fairfax or one of its subsidiaries, and any conflict of interest may be resolved in a manner that does not favor us.

Fairfax has stated that it intends to retain control of us. In order to retain control, Fairfax may decide not to enter into a transaction in which our shareholders would receive consideration for their shares that is much higher than the cost of their investment in our common shares or the then current market price of our common shares. Any decision regarding the ownership of us that Fairfax may make at some future time will be in its absolute discretion.

Significant fluctuation in the market price of our common shares could result in securities class action claims against us.

Significant price and value fluctuations have occurred with respect to the securities of insurance and insurance-related companies. Our common share price is likely to be volatile in the future. In the past, following periods of downward volatility in the market price of a company’s securities, class action litigation has often been pursued against such companies. If similar litigation were pursued against us, it could result in substantial costs and a diversion of our management’s attention and resources.

Provisions in our charter documents and Delaware law may impede attempts to replace or remove our management or inhibit a takeover, which could adversely affect the value of our common shares.

Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent changes in our management or a change of control that a shareholder might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example,

•	authorizing the issuance of preferred shares, the terms of which may be determined at the sole discretion of our Board of Directors;

•	establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at meetings; and

•	providing that special meetings of shareholders may be called only by our Board of Directors, the chairman of our Board of Directors, our president or our secretary.

These provisions apply even if the offer may be considered beneficial by some of our shareholders. If a change in management or a change of control is delayed or prevented, the market price of our common shares could decline.

Risks Related to the Offering

The market price of our common shares may be higher than that which would otherwise prevail as a result of the purchases of our common shares by the selling shareholder.

The selling shareholder, directly or through an affiliate, intends to use the proceeds received in such sales to purchase an equal number of our common shares in the open market or in privately negotiated transactions. These purchases by the selling shareholder or its affiliate could have the effect of materially increasing the market price of our common shares above the price that would otherwise prevail. See “Plan of Distribution.”

USE OF PROCEEDS

All the proceeds from the sale of common shares covered by this prospectus will go to the selling shareholder. We will not receive any proceeds from the sale of common shares by the selling shareholder.

PRICE RANGE OF COMMON SHARES

The principal United States market on which our common shares are traded is the New York Stock Exchange (“NYSE”). As of February 20, 2008, the approximate number of holders of our common shares, including those whose common shares are held in nominee name, was 28,230. Quarterly high and low sales prices per share of our common shares, as reported by the New York Stock Exchange composite for the quarter ended March 31, 2008 and each quarter in the years ended December 31, 2007 and 2006 are as follows:

Quarter Ended	High	Low

March 31, 2008	$39.52	$36.13
December 31, 2007	$41.76	$34.16
September 30, 2007	44.02	32.51
June 30, 2007	45.08	39.31
March 31, 2007	40.59	36.39

December 31, 2006	$38.65	$33.45
September 30, 2006	34.75	24.70
June 30, 2006	26.60	21.23
March 31, 2006	25.41	19.50

DIVIDEND POLICY

Our Board of Directors has established a policy of declaring quarterly cash dividends on our common shares. During the first quarter of 2008, we declared a dividend of $0.0625 per common share, paid on March 28, 2008. In each of the four quarters of 2007, we declared a dividend of $0.0625 per common share, resulting in an aggregate annual dividend of $0.25 per common share, totaling $17.8 million. The dividends were paid on March 30, 2007, June 29, 2007, September 28, 2007 and December 28, 2007. In each of the four quarters of 2006, we declared a dividend of $0.03125 per common share, resulting in an aggregate annual dividend of $0.125 per common share, totaling $8.8 million. The dividends were paid on March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

While it is the intention of our Board of Directors to declare quarterly cash dividends, the declaration and payment of future dividends, if any, by us will be at the discretion of our Board of Directors and will depend on, among other things, our financial condition, general business conditions and legal restrictions regarding the payment of dividends by us, and other factors. The payment of dividends by us is subject to limitations imposed by laws in Connecticut, Delaware, New York and the United Kingdom. See ”Item 1. Business — Regulatory Matters — Regulation of Insurers and Reinsurers — Dividends.” in our Annual Report on Form 10-K for the year ended December 31, 2007 incorporated herein by reference.

As a holding company with no direct operations, we rely on cash dividends and other permitted payments from our insurance subsidiaries to pay dividends to our securityholders and to service our debt. Amounts payable to us without the prior approval of applicable state insurance departments are limited by state insurance law.

DESCRIPTION OF COMMON SHARES

Our amended and restated certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock, par value $.01 per share. Holders of record of common shares are entitled to one vote per share on all matters upon which securityholders have the right to vote. The rights attached to the common shares do not provide for cumulative voting rights or preemptive rights. Therefore, holders of more than 50% of the common shares are able to elect all our directors eligible for election each year. All issued and outstanding common shares, including any shares offered by the selling shareholder, are validly issued, fully paid and non-assessable. Holders of our common shares, subject to the preferential rights of the holders of any preferred shares, including our currently outstanding preferred shares, are entitled to such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. Upon dissolution, holders of our common shares are entitled to share pro rata in the assets of our company remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred shares then outstanding. There are no redemption or sinking fund provisions applicable to the common shares.

The common shares are listed on the New York Stock Exchange under the symbol “ORH.”

Registration Rights

We have granted certain registration rights to TIG Insurance Company and ORH Holdings Inc., each a wholly owned subsidiary of our majority shareholder, Fairfax Financial Holdings Limited. The registration rights agreement includes rights to require us to register the offer and sale of our common shares held by TIG and ORH Holdings on up to three different occasions. Each of TIG and ORH Holdings may also require us to file registration statements on Form S-3 under certain circumstances. The registration rights agreement also includes the right to require us to include our common shares held by TIG and ORH Holdings in up to three future registration statements that we file with the SEC. The agreement also provides TIG and ORH Holdings with comparable rights to require us to qualify their common shares for distribution, by prospectus or otherwise, in any province or territory of Canada in which we are a reporting issuer. We will also provide TIG and ORH Holdings with the right to participate in any securities offerings by us in order to maintain their percentage ownership. These rights are subject to various conditions and limitations.

We will bear all expenses incurred in connection with these registrations, other than any underwriting discounts and commissions. Registration of common shares upon the exercise of these registration rights would result in such shares becoming freely tradable without restriction.

In November 2006, at the request of Fairfax, pursuant to the registration rights agreement described above, we filed a registration statement with the Securities and Exchange Commission relating to a secondary offering of our common shares by ORH Holdings and Fairfax Inc., each a wholly-owned subsidiary of Fairfax. Such Fairfax subsidiaries completed the sale of 10,165,000 of our common shares pursuant to the registration statement in December 2006 at a price of $34.60 per share, resulting in net proceeds to Fairfax of approximately $338 million.

See footnote 4 under “Selling Shareholder” below for a description of the registration rights granted to the selling shareholder.

Delaware Anti-Takeover Statute and Charter Provisions

Under Delaware law, we may not engage in a “business combination,” which includes a merger or sale of more than 10% of our assets, with any “interested shareholder,” namely, a shareholder who owns 15% or more of our outstanding voting shares, as well as affiliates and associates of any of these persons, for three years following the time that shareholder became an interested shareholder unless:

•	the transaction in which the shareholder became an interested shareholder is approved by our Board of Directors prior to the time the interested shareholder attained that status;

•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

•	at or after the time the shareholder became an interested shareholder the business combination is approved by the Board of Directors and authorized at an annual or special meeting of securityholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The authorization of undesignated preferred shares in our charter makes it possible for our Board of Directors to issue preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is The Bank of New York.

SELLING SHAREHOLDER

On November 19, 2004, Fairfax Financial (US) LLC issued $100,964,000 aggregate principal amount of its 3.15% exchangeable notes due November 19, 2009, or exchangeable notes. On May 26, 2006 and August 21, 2006, $9,392,000 and $23,480,000 aggregate principal amount, respectively, of exchangeable notes were cancelled. On November 16, 2006, the remaining $68,092,000 aggregate principal amount of exchangeable notes was exchanged for 2,900,000 of our common shares following the exercise, pursuant to the terms of the exchangeable notes, by the selling shareholder of its right to exchange such exchangeable notes for such shares.

The selling shareholder named below may from time to time offer and sell, pursuant to this prospectus and the prospectus supplement, if any, up to an aggregate of 2,900,000 of our common shares that were received by the selling shareholder in exchange for the exchangeable notes. The table below sets forth the number of our common shares that the selling shareholder beneficially owned (equal to the number of shares received upon exchange of the exchangeable notes) prior to the offering and the number of such shares being registered for sale by the selling shareholder under this prospectus. The percentage of outstanding common shares beneficially owned prior to the offering is based on 69,521,494 of our common shares outstanding as of December 31, 2007. The percentage of outstanding common shares beneficially owned after the offering assumes that all of the common shares registered by the selling shareholder under this prospectus have been sold. Except as disclosed below, the selling shareholder does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our affiliates.

The selling shareholder identified below may sell, transfer or otherwise dispose of common shares in transactions exempt from the registration requirements of the Securities Act. Information about the selling shareholder may change from time to time. We will update, amend or supplement this prospectus or the registration statement of which this prospectus forms a part from time to time to update the disclosure in this section as may be required.

The selling shareholder may from time to time on one or more occasions offer and sell any or all of its common shares that are registered under this prospectus. The registration of our common shares held by the selling shareholder does not necessarily mean that the selling shareholder will offer or sell any of its shares following the date of this prospectus. For information on the procedure for sales by the selling shareholder, read the disclosure under the heading “Plan of Distribution” below.

		Percentage of			Percentage of
		Outstanding Common		Common Shares	Outstanding
	Common Shares	Shares Beneficially	Maximum Number of	Beneficially	Common Shares
	Beneficially Owned	Owned Prior to	Shares That May be	Owned After	Beneficially Owned
Name of Shareholder	Prior to Offering	Offering	Offered Hereby(1)	Offering(1)	After Offering(1)

NMS Services (Cayman) Inc.(2)(3)(4)	2,900,000(1)	4.2%(1)	2,900,000	0	0%

(1)	The registration of common shares held by the selling shareholder does not necessarily mean that the selling shareholder will offer or sell any of such common shares following the date of this prospectus. Prior to the date of this prospectus, as part of the offering the selling shareholder has sold common shares pursuant to the registration statement of which this prospectus forms a part.

(2)	Also includes any sale of the common shares by pledgees, donees, transferees or other successors in interest. Information about other selling shareholders, if any, will be set forth in prospectus supplements or in other documents that we file with the SEC that are incorporated by reference in this prospectus, if required.

(3)	NMS Services (Cayman) Inc. is an indirect wholly-owned subsidiary of Bank of America Corporation. Banc of America Securities LLC, an affiliate of Bank of America Corporation, and its affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees. The selling shareholder is an affiliate of a registered broker-dealer. The selling shareholder received the exchangeable notes, and received the common shares delivered upon exchange of the exchangeable notes, in the ordinary course of business, and has no agreement to directly or indirectly engage in a distribution of such common shares.

(4)	Under a registration rights agreement, dated as of November 19, 2004, among us, NMS Services (Cayman) Inc. and Banc of America Securities LLC, we agreed to file with the SEC, and use our reasonable best efforts to cause to become effective, a shelf registration statement providing for the public resale of our common shares deliverable upon exchange of the exchangeable notes issued by Fairfax Financial (US) LLC.

PLAN OF DISTRIBUTION

The selling shareholder may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The selling shareholder may sell our common shares for cash and/or other property. The name of any such underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be specified in the applicable prospectus supplement. The selling shareholder has reserved the right to sell the securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

The selling shareholder, directly or through an affiliate, intends to use the proceeds received in such sales to purchase an equal number of our common shares in the open market or in privately negotiated transactions. These purchases by the selling shareholder or its affiliate could have the effect of materially increasing the market price of our common shares above the price that would otherwise prevail.

The selling shareholder and its agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. The selling shareholder may, from time to time, authorize dealers, acting as its agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If the selling shareholder uses underwriters to sell securities, it will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from the selling shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by the selling shareholder to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, the selling shareholder will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from the selling shareholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents and/or the selling shareholder may be entitled, under agreements entered into with us and/or the selling shareholder, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

The amount of expenses expected to be incurred by us in connection with any sale of securities may be set forth in the applicable prospectus supplement, if any. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us, the selling shareholder and certain of our or their affiliates in the ordinary course of business.

This offering is being conducted pursuant to Conduct Rule 2710(h) of the NASD.

The selling shareholder does not intend to engage in a distribution, as such term is used in Regulation M promulgated under the Exchange Act, of the securities covered by the prospectus. However, if the selling shareholder were to be engaged in a distribution of the securities covered by this prospectus, the selling shareholder would be required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common shares.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of the securities issued and sold hereunder will be passed upon for us by Donald L. Smith, our Senior Vice President, General Counsel and Corporate Secretary.

EXPERTS

The financial statements, the related financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of HWIC Asia Fund incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Odyssey Re Holdings Corp.

2,900,000 Common Shares

PROSPECTUS

April 14, 2008